Contact: Jon Anderson, Actel Corporation (650) 318-4445



For Release: June 9, 2005 @ 1:30 P.M. PT





           ACTEL CORPORATION ANNOUNCES SECOND QUARTER BUSINESS UPDATE



     Mountain View, Calif. - June 9, 2005 - Actel Corporation (NASDAQ: ACTL) today released its business update for the second quarter of fiscal 2005, confirming its previous guidance.

     Actel believes that second quarter revenues will be flat sequentially or up slightly. Gross margin is expected to be about 59%. Operating expenses are anticipated to come in at approximately $24.7 million. Other income will be about $0.8 million. The tax rate for the quarter is anticipated to be approximately 10%. Share count is expected to be about 25.6 million shares.

     The statements above are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the "Risk Factors" in Actel's most recent Forms 10-K and 10-Q. Actel's quarterly revenues and operating results are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel's stock to decline significantly.

     No conference call will be held in conjunction with this business update. Actel's second quarter financial results will be released on July 26, 2005.



Editor's Note: The Actel name and logo are trademarks of Actel Corporation.